Exhibit 10.1

FIRST AMENDMENT TO TORCHMARK CORPORATION

2011 INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Torchmark Corporation in Section 16.1 of the Torchmark Corporation 2011 Incentive Plan (the “Plan”) and subject to shareholder approval, the Plan is hereby amended effective on the date shareholder approval is attained as follows:

I.

The Plan is hereby amended by amending and restating Section 5.1 to read in its entirety as follows:

“SECTION 5.1    NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 12,150,000 Shares, plus a number of additional Shares (not to exceed 529,500) underlying awards outstanding as of the Effective Date under the Company’s 2007 Long-Term Compensation Plan (the “Prior Plan”) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 7,950,000. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.”

II.

The Plan is hereby amended by amending and restating Section 5.2(a) to read in its entirety as follows:

“(a) Awards of Options and Stock Appreciation Rights with a seven-year term shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as .85 of a Share for each Share covered by such Awards, Options and Stock Appreciation Rights with a term of eight to ten years shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one (1) Share for each Share covered by such Awards, Full Value Awards that vest based on performance criteria other than continued service shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 3.1 Shares for each Share covered by such Award, and Full Value Awards that vest solely on continued service shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 3.88 Shares for each Share covered by such Awards.”

III.

The Plan is hereby amended by amending and restating Section 5.4 to read in its entirety as follows:

“5.4    LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

(a) Options. The maximum aggregate number of Shares subject to Options granted under the Plan within a single calendar year to any one Participant shall be 300,000.

(b) SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan within a single calendar year to any one Participant shall be 300,000.

(c) Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying Awards of Restricted Stock or Restricted Stock Units under the Plan within a single calendar year to any one Participant shall be 100,000.

(d) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards under the Plan within a single calendar year to any one Participant shall be 150,000 Shares.

(e) Cash-Based Awards. The maximum aggregate amount that may be paid with respect to cash-based Awards under the Plan to any one Participant within a single calendar year shall be $4,000,000.”

Except as otherwise provided in this First Amendment, the Torchmark Corporation 2011 Incentive Plan is ratified and confirmed in all respects.

EXECUTED this 24th day of April, 2014.

TORCHMARK CORPORATION

ATTEST:

/s/ Christopher T. Moore	By:	/s/ Carol A. McCoy
Assistant Secretary		Vice President, Associate Counsel & Corporate Secretary

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